SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   PSINet Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        New York                                        16-1353600
-----------------------                             --------------------
(State of incorporation                              (I.R.S. employer
    or organization)                                identification no.)

510 Huntmar Park Drive
  Herndon, Virginia                                       20170
----------------------------------                     ------------
 (Address of principal                                  (zip code)
  executive offices)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
--------------------------------------------------------------------------------

      Title of Each Class                    Name of Each Exchange on which
       to be registered                      Each Class is to be Registered
      -------------------                    ------------------------------
           None                                           None


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                (Title of Class)


                         Preferred Stock Purchase Rights
                                (Title of Class)


             Exhibit Index Appears on Sequentially Numbered Page 10
--------------------------------------------------------------------------------

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The response to Item 1 of PSINet Inc.'s Registration Statement on Form 8-A, dated June 3, 1996, as amended and restated by Amendment No. 1 thereto on Form 8-A/A, dated as of July 21, 1997, and by Amendment No. 2 thereto on Form 8-A/A, dated as of July 31, 1997, is hereby further amended and restated in its entirety to read as follows:

         On May 8, 1996, the Board of Directors of PSINet Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"). The dividend was paid on June 5, 1996 (the "Record Date"), or as soon as reasonably practicable thereafter, to the shareholders of record on June 5, 1996. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Class A Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company at a price of $275.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated as of May 8, 1996 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), in Amendment No. 1 to Rights Agreement, dated as of July 21, 1997, between the Company and the Rights Agent ("Amendment No. 1"), in Amendment No. 2 to Rights Agreement, dated as of July 31, 1997, between the Company and the Rights Agent ("Amendment No. 2"), and in Amendment No. 3 to Rights Agreement, dated as of November 5, 1999, between the Company and the Rights Agent ("Amendment No. 3"), and as the Rights Agreement may be further amended from time to time.

         Until the earlier to occur of (i) 10 days following the first date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20.50% or more of the outstanding shares of Common Stock (except pursuant to a Permitted Offer, as hereinafter defined) or such earlier date as a majority of the Board of Directors shall have become aware of the existence of an Acquiring Person, or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20.50% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with a copy of this Summary of Rights.

         An Acquiring Person does not include (i) a person who acquires shares of Common Stock pursuant to a tender offer or exchange offer which is for all outstanding shares of Common Stock at a price and on terms which the Board of Directors determines to be adequate and otherwise in the best interests of the Company and its shareholders (other than the person on whose basis the offer is being made and its affiliates and associates) taking into account all factors that such directors may deem relevant (a "Permitted Offer"), or (ii) a person who acquires 20.50% or more of the outstanding shares of Common Stock directly from the Company, a Grandfathered Person (as hereinafter defined) and certain other persons or entities affiliated with the Company. In addition, in no event shall (a) IXC Communications, Inc. ("IXC") or any of its controlled affiliates become an Acquiring Person solely by reason of the acquisition by IXC or any of its controlled affiliates of shares of Common Stock pursuant to Section 3.5 of the IRU and Stock Purchase Agreement, dated as of July 22, 1997 (the "IRU Agreement"), between the Company and IXC Internet Services, Inc., an indirect subsidiary of IXC ("IXC Services"), or (b) Ralph J. Swett, Chairman, President and Chief Executive Officer of IXC, become an Acquiring Person solely by reason of the issuance or exercise of options, if any, granted to Ralph J. Swett in his capacity as a director of the Company; provided, however, that, in the case of either clause (a) or (b) of this sentence, any subsequent change in any such person's beneficial ownership of Common Stock may cause such person to become an Acquiring Person.

         A "Grandfathered Person" means any one or more of the following persons, either in his or its individual capacity or collectively with other of the following persons: (i) William L. Schrader, Chairman of the Board of Directors and Chief Executive Officer of the Company, who at May 8, 1996 owned approximately 14% of the outstanding shares of Common Stock, any descendant of William L. Schrader, or any spouse, widow or widower of William L. Schrader, or any such descendant (William L. Schrader, and any such descendants, spouses, widows and widowers collectively defined as the "Schrader Family Members"); (ii) any trust (including any voting trust) which is in existence on the date of the Rights Agreement and which has been established by one or more Schrader Family Members, any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, a Schrader Family Member who died on or before the date of the Rights Agreement (such trusts, estates, executors, administrators or guardians or custodians collectively defined as the "Schrader Family Entities"); (iii) any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, a Schrader Family Member, or any trust established after the date of the Rights Agreement by one or more Schrader Family Members or Schrader Family Entities, provided that one or more Schrader Family Members or Schrader Family Entities, collectively, are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust; (iv) any charitable organization which qualifies as an exempt organization under Section 501(c) of the Internal Revenue Code of 1986, as amended ("Charitable Organization"), which is established by one or more Schrader Family Members or Schrader Family Entities (a "Schrader Family Charitable Organization"); (v) any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Schrader Family Members, Schrader Family Entities, estates, executors, administrators, guardians or custodians or trusts described in clause (iii) above or Schrader Family Charitable Organizations; and
(vi) any general partnership, limited partnership, organization or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Grandfathered Persons; provided, however, that William L. Schrader and each of the other Persons contemplated by this paragraph shall not be a Grandfathered Person if William L. Schrader or any of such Persons makes an acquisition of shares of Common Stock that would increase the aggregate beneficial ownership of all Grandfathered Persons to 50% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing, William L. Schrader and each of the other Persons contemplated by this paragraph shall not cease to be a Grandfathered Person either (x) as a result of the acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by William L. Schrader or such other Persons, together with all Affiliates and Associates thereof, unless (i) William L. Schrader and each of such other Persons would cease to be a Grandfathered Person (but for the operation of this subclause (x)) as a result of the acquisition of shares of Common Stock by the Company and (ii) after such share acquisition by the Company, William L. Schrader or any such other Person, or an Affiliate or Associate thereof, becomes the beneficial owner of any additional shares of Common Stock or (y) if within ten
(10) Business Days after William L. Schrader and such other Persons would otherwise have ceased to be Grandfathered Persons (but for the operation of this subclause (y)) William L. Schrader or any such other Person notifies the Board of Directors that the Grandfathered Persons, together with all Affiliates and Associates thereof, are the beneficial owners in the aggregate of less than 50% of the outstanding shares of Common Stock.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date (including, without limitation, upon transfer or new issuances of Common Stock) will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute (except as otherwise provided in the Rights Agreement) the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on November 5, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

         The Purchase Price payable, and the number of shares of Preferred Stock, Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

         Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. No dividend may be declared on the Common Stock without the concurrent declaration of a dividend on the Preferred Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock; thereafter, the holders of the Preferred Stock and the holders of the Common Stock will share pari passu per share in the remaining assets of the Company. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (except pursuant to a Permitted Offer), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right (the "Flip-In Right") to receive, upon exercise of a Right at the then current exercise price of the Right, that number of one one-thousandths of a share of Preferred Stock or, in the discretion of the Board of Directors, that number of shares of Common Stock (or, in certain circumstances, other securities of the Company), having a market value of two times the exercise price of the Right.

         In the event that, after a person or group has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of its consolidated assets or earning power are sold or transferred, in either case with or to any person, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right (the "Flip-Over Right") to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with which the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right. The Flip-Over Right provisions do not apply to a merger or other business combination with a person who has acquired shares of Common Stock pursuant to a Permitted Offer in which the price per share is at least as great as the price (and is the same form of consideration) paid in the Permitted Offer.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. At the discretion of the Company, fractional shares of Preferred Stock may not be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, if the Company elects not to issue fractional shares, an adjustment in cash will be made in lieu thereof based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

         At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, and under certain other circumstances, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors. The Company may, at its option, pay the Redemption Price in shares of Common Stock. Additionally, after the date that a person becomes an Acquiring Person, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of shares of Common Stock are treated alike and not involving an Interested Shareholder (as hereinafter defined) or if and for so long as the Acquiring Person's share in the Company is not 20.50% or more and at the time of the redemption there are no other Acquiring Persons. Interested Shareholder means any Acquiring Person (including affiliates and associates thereof) or any person in which any such Acquiring Person, affiliate or associate has an interest, or any other person acting on behalf of or in concert with any Acquiring Person, affiliate or associate.

         For so long as the Rights are then redeemable, the Company may, except with respect to the redemption price, amend the Rights in any manner; provided, however, that the Company may not, without the prior written consent of IXC, effect any such amendment that materially adversely affects the interests of IXC and/or any of its controlled affiliates, provided that the foregoing shall not alter or impair the right of the Company to amend any provision of the Rights Agreement insofar as it may relate to the approval by the Company of any transaction with a person other than IXC or its controlled affiliates regardless of whether such transaction or matter could result in a Permitted Offer, change of ownership or control of any of the Company's businesses or operations or any of its controlled affiliates, change in the composition of the Board of Directors of the Company, change of relative beneficial ownership of Common Stock of the Company then outstanding, or other similar fundamental corporate change involving the Company or any of its controlled affiliates. After the Rights are no longer redeemable, the Company may, except with respect to the redemption price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividend. While the distribution of the Rights will not be taxable to shareholders of the Company, shareholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on (i) the Rights being redeemed, (ii) a substantial number of Rights being acquired or (iii) the offer being deemed a "Permitted Offer" under the Rights Agreement. However, the Rights should not interfere with any merger or other business combination in connection with a Permitted Offer or that is approved by the Company because the Rights are redeemable under certain circumstances.

         On July 22, 1997, the Company entered into the IRU Agreement with IXC Services to acquire noncancellable, indefeasible rights of use in up to 10,000 equivalent route miles of OC-48 bandwidth in portions of IXC's fiber optic telecommunications system in exchange for shares of the Company's Common Stock equal to 19.99999% of the issued and outstanding Common Stock of the Company as of the closing of the transactions contemplated by the IRU Agreement (the "Closing"), after giving effect to the shares to be issued to IXC Services and to shares issuable upon exercise of outstanding warrants and as adjusted for post-issuance stock splits, stock dividends, recapitalizations or similar events. In addition, the Company has agreed pursuant to the IRU Agreement to issue to IXC Services under certain circumstances certain additional shares of its Common Stock and/or, at the Company's option, cash. In connection with the IRU Agreement, as of July 21, 1997, the Company entered into Amendment No. 1 to the Rights Agreement. Amendment No. 1 provides that IXC and/or any of its affiliates and/or associates will not be deemed to be the "Beneficial Owner" of, to have "Beneficial Ownership" of or to "beneficially own" (as such terms are defined in the Rights Agreement) for purposes of the Rights Agreement any shares of Common Stock that may be acquired by IXC or any of its affiliates or associates pursuant to the IRU Agreement until such time, if any, as such shares of Common Stock are actually issued to IXC and/or any of its affiliates and associates pursuant to the IRU Agreement.

         In addition, as of July 31, 1997, the Company, pursuant to the IRU Agreement, entered into Amendment No. 2 to the Rights Agreement. Amendment No. 2 provides, among other things, that (i) no person will be deemed to be an "Affiliate" or "Associate" (as such terms are defined in the Rights Agreement) of IXC, IXC Services or any of their controlled affiliates (collectively, the "IXC Parties") (except for other IXC Parties) and (ii) none of the IXC Parties will be deemed to be an "Affiliate" or "Associate" of any other person for purposes of the Rights Agreement, unless, in any such case, such person or any IXC Party is a member of a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), for or in furtherance of the purpose of (x) acquiring, holding, voting or disposing of securities of the Company, (y) seeking to control the management, Board of Directors or policies of the Company, or (z) effecting or seeking to effect any action, transaction, change or matter referred to in any one or more of clauses
(a) through (j) of Item 4 of Securities and Exchange Commission Schedule 13D under the 1934 Act, or otherwise is or shall be deemed to be acting in concert with any IXC Party or such person, as applicable, for or in furtherance of any such purpose.

         As of November 5, 1999, the Company entered into Amendment No. 3 to the Rights Agreement. Amendment No. 3 provides for (i) the increase of the Purchase Price of the Rights under the Rights Agreement to $275.00 from $75.00 and (ii) the extension of the Final Expiration Date of the Rights under the Rights Agreement to November 5, 2009 from June 5, 2006.

         A copy of the Rights Agreement, dated as of May 8, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent, listed as
Exhibit 1 hereto and specifying the terms of the Rights, and the exhibits thereto, as follows: Exhibit A -- Certificate of Amendment; Exhibit B -- Form of Rights Certificate; and Exhibit C -- Summary of Rights to Purchase Shares of Preferred Stock, has been filed as an Exhibit to the Company's Registration Statement on Form 8-A filed on June 3, 1996 and is incorporated herein by reference. A copy of Amendment No. 1 to the Rights Agreement has been filed as
Exhibit 2 to the Company's Registration Statement on Form 8-A/A filed on August 1, 1997 and is incorporated herein by reference. A copy of Amendment No. 2 to the Rights Agreement has been filed as
Exhibit 3 to the Company's Registration Statement on Form 8-A/A filed on August 20, 1997 and is incorporated herein by reference. Attached hereto as Exhibit 4 and incorporated herein by reference is a copy of Amendment No. 3 to the Rights Agreement. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the exhibits thereto, Amendment No. 1, Amendment No. 2 and Amendment No. 3. A copy of the Rights Agreement, as amended, is available free of charge upon written request to the Company at Office of Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170.

                  ITEM 2.  EXHIBITS.

1. Form of Rights Agreement, dated as of May 8, 1996, between PSINet Inc. and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A -- Certificate of Amendment; Exhibit B -- Form of Rights Certificate; and Exhibit C -- Summary of Rights to Purchase Shares of Preferred Stock (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A filed on June 3, 1996).

2. Amendment No. 1 to Rights Agreement, dated as of July 21, 1997, between PSINet Inc. and First Chicago Trust Company of New York (filed as
         Exhibit 2 to the Company's Registration Statement on Form 8-A/A filed on August 1, 1997).

3. Amendment No. 2 to Rights Agreement, dated as of July 31, 1997, between PSINet Inc. and First Chicago Trust Company of New York (filed as
         Exhibit 3 to the Company's Registration Statement on Form 8-A/A filed on August 20, 1997).

4. Amendment No. 3 to Rights Agreement, dated as of November 5, 1999, between PSINet Inc. and First Chicago Trust Company of New York (filed herewith).

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: November 5, 1999                 PSINet Inc.


                                        By:  /s/ Kathleen B. Horne
                                             Kathleen B. Horne
                                             Senior Vice President and
                                               General Counsel

                                  EXHIBIT INDEX

Exhibit
 Number      Sequentially Exhibit                   Numbered Page
-------      --------------------                   -------------

1.       Form of Rights Agreement, dated as         Filed as Exhibit 1 to the
         of May 8, 1996, between PSINet Inc.        Company's Registration
         and First Chicago Trust Company of         Statement on Form 8-A filed
         New York, as  Rights Agent, which          on June 3, 1996
         includes as Exhibit A -- Certificate
         of Amendment; Exhibit B - Form of
         Rights Certificate; and Exhibit
         C - Summary of Rights to Purchase
         Shares of Preferred Stock.

2.       Amendment No. 1 to Rights Agreement,       Filed as Exhibit 2 to the
         dated as of July 21, 1997, between         Company's Registration
         PSINet Inc. and First Chicago Trust        Statement on Form 8-A/A
         Company of New York.                       filed on August 1, 1997

3.       Amendment No. 2 to Rights Agreement,       Filed as Exhibit 3 to the
         dated as of July 31, 1997, of              Company's Registration
         between PSINet Inc. and First              Statement on Form 8-A/A
         Chicago Trust Company New York.            filed on August 20, 1997

4.       Amendment No. 3 to Rights Agreement,       11
         dated as of November 5, 1999,
         between PSINet Inc. and First
         Chicago Trust Company of New York.

                                                                       Exhibit 4


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


         This Amendment No. 3 to Rights Agreement (the "Amendment No. 3 Agreement") is entered into as of November 5, 1999 between PSINET INC., a New York corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York corporation (the "Rights Agent").

                                    PREAMBLE

         The Company and the Rights Agent are parties to that certain Rights Agreement dated as of May 8, 1996, as amended by Amendment No. 1 thereto dated as of July 21, 1997 and Amendment No. 2 thereto dated as of July 31, 1997 (the "Rights Agreement"), pursuant to which the Company authorized and declared a dividend of one preferred share purchase right for each outstanding share of the Company's Common Stock entitling the holders thereof to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company in connection with certain corporate transactions.

         The Board of Directors of the Company has deemed it advisable to further amend certain provisions of the Rights Agreement pursuant to Section 27 of the Rights Agreement.

         Capitalized terms used in this Amendment No. 3 Agreement but not otherwise defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

         Accordingly, in consideration of the premises and the mutual agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1. Section 7(a) of the Rights Agreement is hereby amended by deleting the reference to "June 5, 2006" contained in clause (i) thereof and by inserting in its place "November 5, 2009."

         2. Section 7(b) of the Rights Agreement is hereby amended by deleting the reference to "$75.00" contained in the first sentence thereof and by inserting in its place "$275.00."

         3. Exhibit B to the Rights Agreement (Form of Right Certificate) is hereby amended as follows:

                  (i) By deleting the references to "June 5, 2006" contained in the legend imprinted at the top thereof and in the first paragraph thereof and by inserting in each of their respective places "November 5, 2009";

                  (ii) By deleting the reference to "$75.00" contained in the first sentence of the first paragraph thereof and by inserting in its place "$275.00"; and

                  (iii) By deleting the second sentence of the first paragraph thereof and by inserting in its place the following sentence:

                           The number of Rights evidenced by this Rights Certificate (and the number of one one-thousandths of a share of Preferred Stock which may be purchased upon exercise hereof) set forth above is the number as of May 8, 1996, based on the Preferred Stock as constituted at such date, and the Purchase Price set forth above is the Purchase Price as of November 5, 1999.

         4. Exhibit C to the Rights Agreement (Summary of Rights to Purchase Shares of Preferred Stock) is hereby amended and restated in its entirety as set forth in Annex A to this Amendment No. 3 Agreement.

         5. Except as herein specifically amended, the terms of the Rights Agreement shall remain unmodified, and the Rights Agreement, as amended by this Amendment No. 3 Agreement, shall remain in full force and effect.

         6. This Amendment No. 3 Agreement shall be deemed effective of the date hereof.

         7. This Amendment No. 3 Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         8. This Amendment No. 3 Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 Agreement to be duly executed and attested, all as of the day and year first above written.

                                       PSINET INC.

                                       By:    /s/ Edward D. Postal
                                              -------------------------
                                       Name:  Edward D. Postal
                                       Title: Executive Vice President and Chief
                                                    Financial Officer


Attest:
By:      /s/ Kathleen B. Horne
Name:    Kathleen B. Horne
Title:   Senior Vice President
         and General Counsel


                                       FIRST CHICAGO TRUST COMPANY OF NEW YORK



                                       By:    /s/ Michael S. Duncan
                                       Name:  Michael S. Duncan
                                       Title: Director, Corporate Actions


Attest:



By:    /s/ Joseph Sommer
Name:  Joseph Sommer
Title: Director, Corporate Actions

                                                                       Exhibit C

         UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT REFERRED TO BELOW, RIGHTS OWNED BY OR TRANSFERRED TO ANY PERSON WHO BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.

                          SUMMARY OF RIGHTS TO PURCHASE
                            SHARES OF PREFERRED STOCK


         On May 8, 1996, the Board of Directors of PSINet Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"). The dividend was paid on June 5, 1996 (the "Record Date"), or as soon as reasonably practicable thereafter, to the shareholders of record on June 5, 1996. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Class A Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company at a price of $275.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated as of May 8, 1996 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), in Amendment No. 1 to Rights Agreement, dated as of July 21, 1997, between the Company and the Rights Agent ("Amendment No. 1"), in Amendment No. 2 to Rights Agreement, dated as of July 31, 1997, between the Company and the Rights Agent ("Amendment No. 2"), and in Amendment No. 3 to Rights Agreement, dated as of November 5, 1999, between the Company and the Rights Agent ("Amendment No. 3"), and as the Rights Agreement may be further amended from time to time.

         Until the earlier to occur of (i) 10 days following the first date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20.50% or more of the outstanding shares of Common Stock (except pursuant to a Permitted Offer, as hereinafter defined) or such earlier date as a majority of the Board of Directors shall have become aware of the existence of an Acquiring Person, or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20.50% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with a copy of this Summary of Rights.

         An Acquiring Person does not include (i) a person who acquires shares of Common Stock pursuant to a tender offer or exchange offer which is for all outstanding shares of Common Stock at a price and on terms which the Board of Directors determines to be adequate and otherwise in the best interests of the Company and its shareholders (other than the person on whose basis the offer is being made and its affiliates and associates) taking into account all factors that such directors may deem relevant (a "Permitted Offer"), or (ii) a person who acquires 20.50% or more of the outstanding shares of Common Stock directly from the Company, a Grandfathered Person (as hereinafter defined) and certain other persons or entities affiliated with the Company. In addition, in no event shall (a) IXC Communications, Inc. ("IXC") or any of its controlled affiliates become an Acquiring Person solely by reason of the acquisition by IXC or any of its controlled affiliates of shares of Common Stock pursuant to
Section 3.5 of the IRU and Stock Purchase Agreement, dated as of July 22, 1997 (the "IRU Agreement"), between the Company and IXC Internet Services, Inc., an indirect subsidiary of IXC ("IXC Services"), or (b) Ralph J. Swett, Chairman, President and Chief Executive Officer of IXC, become an Acquiring Person solely by reason of the issuance or exercise of options, if any, granted to Ralph J. Swett in his capacity as a director of the Company; provided, however, that, in the case of either clause (a) or (b) of this sentence, any subsequent change in any such person's beneficial ownership of Common Stock may cause such person to become an Acquiring Person.

         A "Grandfathered Person" means any one or more of the following persons, either in his or its individual capacity or collectively with other of the following persons: (i) William L. Schrader, Chairman of the Board of Directors and Chief Executive Officer of the Company, who at May 8, 1996 owned approximately 14% of the outstanding shares of Common Stock, any descendant of William L. Schrader, or any spouse, widow or widower of William L. Schrader, or any such descendant (William L. Schrader, and any such descendants, spouses, widows and widowers collectively defined as the "Schrader Family Members"); (ii) any trust (including any voting trust) which is in existence on the date of the Rights Agreement and which has been established by one or more Schrader Family Members, any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, a Schrader Family Member who died on or before the date of the Rights Agreement (such trusts, estates, executors, administrators or guardians or custodians collectively defined as the "Schrader Family Entities"); (iii) any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, a Schrader Family Member, or any trust established after the date of the Rights Agreement by one or more Schrader Family Members or Schrader Family Entities, provided that one or more Schrader Family Members or Schrader Family Entities, collectively, are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust; (iv) any charitable organization which qualifies as an exempt organization under Section 501(c) of the Internal Revenue Code of 1986, as amended ("Charitable Organization"), which is established by one or more Schrader Family Members or Schrader Family Entities (a "Schrader Family Charitable Organization"); (v) any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Schrader Family Members, Schrader Family Entities, estates, executors, administrators, guardians or custodians or trusts described in clause (iii) above or Schrader Family Charitable Organizations; and
(vi) any general partnership, limited partnership, organization or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Grandfathered Persons; provided, however, that William L. Schrader and each of the other Persons contemplated by this paragraph shall not be a Grandfathered Person if William L. Schrader or any of such Persons makes an acquisition of shares of Common Stock that would increase the aggregate beneficial ownership of all Grandfathered Persons to 50% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing, William L. Schrader and each of the other Persons contemplated by this paragraph shall not cease to be a Grandfathered Person either (x) as a result of the acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by William L. Schrader or such other Persons, together with all Affiliates and Associates thereof, unless (i) William L. Schrader and each of such other Persons would cease to be a Grandfathered Person (but for the operation of this subclause (x)) as a result of the acquisition of shares of Common Stock by the Company and (ii) after such share acquisition by the Company, William L. Schrader or any such other Person, or an Affiliate or Associate thereof, becomes the beneficial owner of any additional shares of Common Stock or (y) if within ten (10) Business Days after William L. Schrader and such other Persons would otherwise have ceased to be Grandfathered Persons (but for the operation of this subclause (y)) William L. Schrader or any such other Person notifies the Board of Directors that the Grandfathered Persons, together with all Affiliates and Associates thereof, are the beneficial owners in the aggregate of less than 50% of the outstanding shares of Common Stock.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date (including, without limitation, upon transfer or new issuances of Common Stock) will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute (except as otherwise provided in the Rights Agreement) the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on November 5, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

         The Purchase Price payable, and the number of shares of Preferred Stock, Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

         Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. No dividend may be declared on the Common Stock without the concurrent declaration of a dividend on the Preferred Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock; thereafter, the holders of the Preferred Stock and the holders of the Common Stock will share pari passu per share in the remaining assets of the Company. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (except pursuant to a Permitted Offer), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right (the "Flip-In Right") to receive, upon exercise of a Right at the then current exercise price of the Right, that number of one one-thousandths of a share of Preferred Stock or, in the discretion of the Board of Directors, that number of shares of Common Stock (or, in certain circumstances, other securities of the Company), having a market value of two times the exercise price of the Right.

         In the event that, after a person or group has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of its consolidated assets or earning power are sold or transferred, in either case with or to any person, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right (the "Flip-Over Right") to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with which the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right. The Flip-Over Right provisions do not apply to a merger or other business combination with a person who has acquired shares of Common Stock pursuant to a Permitted Offer in which the price per share is at least as great as the price (and is the same form of consideration) paid in the Permitted Offer.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. At the discretion of the Company, fractional shares of Preferred Stock may not be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, if the Company elects not to issue fractional shares, an adjustment in cash will be made in lieu thereof based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

         At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, and under certain other circumstances, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors. The Company may, at its option, pay the Redemption Price in shares of Common Stock. Additionally, after the date that a person becomes an Acquiring Person, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of shares of Common Stock are treated alike and not involving an Interested Shareholder (as hereinafter defined) or if and for so long as the Acquiring Person's share in the Company is not 20.50% or more and at the time of the redemption there are no other Acquiring Persons. Interested Shareholder means any Acquiring Person (including affiliates and associates thereof) or any person in which any such Acquiring Person, affiliate or associate has an interest, or any other person acting on behalf of or in concert with any Acquiring Person, affiliate or associate.

         For so long as the Rights are then redeemable, the Company may, except with respect to the redemption price, amend the Rights in any manner; provided, however, that the Company may not, without the prior written consent of IXC, effect any such amendment that materially adversely affects the interests of IXC and/or any of its controlled affiliates, provided that the foregoing shall not alter or impair the right of the Company to amend any provision of the Rights Agreement insofar as it may relate to the approval by the Company of any transaction with a person other than IXC or its controlled affiliates regardless of whether such transaction or matter could result in a Permitted Offer, change of ownership or control of any of the Company's businesses or operations or any of its controlled affiliates, change in the composition of the Board of Directors of the Company, change of relative beneficial ownership of Common Stock of the Company then outstanding, or other similar fundamental corporate change involving the Company or any of its controlled affiliates. After the Rights are no longer redeemable, the

Company may, except with respect to the redemption price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividend. While the distribution of the Rights will not be taxable to shareholders of the Company, shareholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on (i) the Rights being redeemed, (ii) a substantial number of Rights being acquired or (iii) the offer being deemed a "Permitted Offer" under the Rights Agreement. However, the Rights should not interfere with any merger or other business combination in connection with a Permitted Offer or that is approved by the Company because the Rights are redeemable under certain circumstances.

         On July 22, 1997, the Company entered into the IRU Agreement with IXC Services to acquire noncancellable, indefeasible rights of use in up to 10,000 equivalent route miles of OC-48 bandwidth in portions of IXC's fiber optic telecommunications system in exchange for shares of the Company's Common Stock equal to 19.99999% of the issued and outstanding Common Stock of the Company as of the closing of the transactions contemplated by the IRU Agreement (the "Closing"), after giving effect to the shares to be issued to IXC Services and to shares issuable upon exercise of outstanding warrants and as adjusted for post-issuance stock splits, stock dividends, recapitalizations or similar events. In addition, the Company has agreed pursuant to the IRU Agreement to issue to IXC Services under certain circumstances certain additional shares of its Common Stock and/or, at the Company's option, cash. In connection with the IRU Agreement, as of July 21, 1997, the Company entered into Amendment No. 1 to the Rights Agreement. Amendment No. 1 provides that IXC and/or any of its affiliates and/or associates will not be deemed to be the "Beneficial Owner" of, to have "Beneficial Ownership" of or to "beneficially own" (as such terms are defined in the Rights Agreement) for purposes of the Rights Agreement any shares of Common Stock that may be acquired by IXC or any of its affiliates or associates pursuant to the IRU Agreement until such time, if any, as such shares of Common Stock are actually issued to IXC and/or any of its affiliates and associates pursuant to the IRU Agreement.

         In addition, as of July 31, 1997, the Company, pursuant to the IRU Agreement, entered into Amendment No. 2 to the Rights Agreement. Amendment No. 2 provides, among other things, that (i) no person will be deemed to be an "Affiliate" or "Associate" (as such terms are defined in the Rights Agreement) of IXC, IXC Services or any of their controlled affiliates (collectively, the "IXC Parties") (except for other IXC Parties) and (ii) none of the IXC Parties will be deemed to be an "Affiliate" or "Associate" of any other person for purposes of the Rights Agreement, unless, in any such case, such person or any IXC Party is a member of a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), for or in furtherance of the purpose of (x) acquiring, holding, voting or disposing of securities of the Company, (y) seeking to control the management, Board of Directors or policies of the Company, or (z) effecting or seeking to effect any action, transaction, change or matter referred to in any one or more of clauses
(a) through (j) of Item 4 of Securities and Exchange

Commission Schedule 13D under the 1934 Act, or otherwise is or shall be deemed to be acting in concert with any IXC Party or such person, as applicable, for or in furtherance of any such purpose.

         As of November 5, 1999, the Company entered into Amendment No. 3 to the Rights Agreement. Amendment No. 3 provides for (i) the increase of the Purchase Price of the Rights under the Rights Agreement to $275.00 from $75.00 and (ii) the extension of the Final Expiration Date of the Rights under the Rights Agreement to November 5, 2009 from June 5, 2006.

         A copy of the Rights Agreement, dated as of May 8, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent, specifying the terms of the Rights, and the exhibits thereto, as follows: Exhibit A -- Certificate of Amendment; Exhibit B -- Form of Right Certificate; and Exhibit C -- Summary of Rights to Purchase Shares of Preferred Stock, has been filed as an Exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on June 3, 1996 and is incorporated herein by reference. A copy of Amendment No. 1 to the Rights Agreement has been filed as an Exhibit to the Company's Registration Statement on Form 8-A/A filed with the Commission on August 1, 1997 and is incorporated herein by reference. A copy of Amendment No. 2 to the Rights Agreement has been filed as an Exhibit to the Company's Registration Statement on Form 8-A/A filed with the Commission on August 20, 1997 and is incorporated herein by reference. A copy of Amendment No. 3 to the Rights Agreement has been filed as an Exhibit to the Company's Registration Statement on Form 8-A/A filed with the Commission on or about November 5, 1999 and is incorporated herein by reference. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the exhibits thereto, Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto. A copy of the Rights Agreement, as amended, is available free of charge upon written request to the Company at Office of Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170.